Exhibit 10.7
December 20, 2006
Mr. John Currie
Vancouver, Canada
Dear John,
     The Board of Directors of Lululemon Corp. (“the Company”) and I are pleased to offer you the position of Executive Vice President and Chief Financial Officer. The terms and conditions of your prospective employment are summarized below:

Title:	Executive Vice President / Chief Financial Officer.

Annual Salary:	$325,000 CAD, paid in accordance with the Company’s payroll policies.

Annual Bonus:	Payable upon the achievement of corporate and individual performance goals established by the Compensation Committee of the Board of Directors and communicated to you in writing at the start of the fiscal year. Bonuses will be paid within 30 days following the Audit Committee’s approval of the Company’s audited financial statements for the applicable fiscal year, subject to continued employment through payment date. When performance goals established by the Board are achieved, the targeted bonus will be equal to 60% of the Annual Salary. When performance goals are partially achieved, the bonus will be less than 60% of the Annual Salary. For purposes of determining any bonus payable to you, the measurement of corporate and personal performance will be performed by the Compensation Committee and will be performed in good faith.

Stock Options:	150,000 stock options to be issued at Fair Market Value, as determined by an outside consultant. The options will vest in accordance with a schedule of 25% per year for four years.

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Other Benefits:	As an active employee, you will be eligible for the Company’s benefit program. Coverage under the program includes Extended Health, Dental, Life, AD&D and LTD. Please refer to the Pacific Blue Cross Group Benefits booklet for details on coverage. The Company reserves the right to alter the benefits program in whole or in part at any time.

Start Date:	January 3, 2007.

Introductory Period:	Three months. Per Canadian regulation, you will be subject to a 3-month Introductory Period from the start date. At the Company’s discretion, the Introductory Period may be extended an additional three months.

Status:	Full-Time Employment.

Staff Discount:	You will be eligible to receive a 60% discount on the purchase of all lululemon athletica merchandise pursuant to the Company’s policy.

Education/Training:	You will have access to our development library and personal success training materials as well as Landmark Education and goal coaching.

Contingency:	In the event additional information is obtained that is contrary to the information thus far provided to us relating to your past employment or education, the Company reserves the right to review the continuation of your employment.

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     John, we are all extremely excited about you and the value you can bring to Lululemon Corp. I believe you will blend nicely into our senior management team and that we can together build a world-class company. If you have any questions regarding the contents of this letter, please do not hesitate to contact me. I’m looking forward to getting you on-board.
     Please acknowledge your formal acceptance of these terms by signing both copies of this letter. Please retain one copy for your own records and return the second copy to me.
Sincerely,

/s/ Bob Meers Bob Meers
Chief Executive Officer
cc: Board of Directors of Lululemon Corp.
I accept the above terms and offer of employment as written:

/s/ John Currie John Currie (Signature)
December 22, 2006
Date

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